Exhibit 99.1

NI Announces Commencement of Strategic Review Process

Adopts Limited-Duration Shareholder Rights Plan to Protect Process Integrity

AUSTIN, Texas – January 13, 2023 – NI (Nasdaq: NATI) (“NI” or the “Company”) today announced that its Board of Directors (“the Board”) has initiated a review and evaluation of strategic options, in consultation with its financial and legal advisors, with the intent to unlock and maximize shareholder value. The comprehensive review will include consideration of a full range of available strategic, business and financial alternatives, including solicitation of interest from potential acquirors and other transaction partners, some of whom have already approached the Company.

“Over the last five years, we have been executing an exciting strategic transformation, increasing our focus on complete solutions for high-growth vertical markets,” said Michael McGrath, Chairman of the Board of NI. “We have organized around industry business units, with a sales organization that focuses on these industries, and are selling complete solutions for much larger sales. We have seen considerable success with this new strategic direction, resulting in a significant increase in bookings over the last two years. In 2023, we are taking the next step in this transformation, with significant improvements in operating efficiencies. As we previously disclosed, we expect significant shareholder benefits from these initiatives in 2023 and beyond. Notwithstanding our confidence in NI’s prospects, we believe initiating a strategic review to explore options to maximize value for our shareholders is the right path forward at this time.”

“The strategic initiatives we have implemented since 2017 and our focus on software and related services have transformed NI into a company with higher growth, better profitability and lower cyclicality,” said Eric Starkloff, NI’s Chief Executive Officer. “These changes have enabled deliberate focus on high-growth sub-segments, including electric and autonomous vehicles, wireless communications and new space technology. As we undertake this review and evaluation of strategic options, we will remain focused on the execution of our strategy and delivering value for all of our key stakeholders, including shareholders, customers, partners and employees.”

The Company also announced that the Board has approved the adoption of a limited duration shareholder rights plan (the “Rights Plan”) and authorized a dividend distribution of one right (“Right”) for each outstanding share of common stock. The Rights Plan has been adopted in order to protect the best interests of the Company and its shareholders, help ensure that all interested parties have the opportunity to participate fairly in the strategic review and to provide the Board and shareholders time to make informed decisions. The Rights Plan is also intended to reduce the likelihood that any person or group gains control of the Company through open market accumulation or other tactics and reduce the likelihood that actions are taken by third parties that are not in the best interests of the Company and all of its shareholders.

The Rights Plan will expire on January 12, 2024. The Rights will be exercisable only if, following the time of this announcement, a person or group (each, an “acquiring person”) acquires beneficial ownership (including certain synthetic equity positions created by derivative securities) of 10% (or 20% in the case of passive institutional investors) or more of NI’s outstanding common stock. In that case, each holder of a Right (other than the acquiring person, whose Rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of NI’s common stock at a 50% discount. Any shareholders with beneficial ownership of NI’s outstanding common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan. Further details of the Rights Plan will be contained in a Current Report on Form 8-K that NI will file with the Securities and Exchange Commission (SEC).

There is no deadline or definitive timetable set for completion of the strategic review, and there is no assurance that this process will result in any specific transaction, including a business combination or acquisition of NI. There is also no assurance as to the specific terms or timing for any agreed transaction if one were to result. The Company does not plan to make further comment or disclosures regarding this review until such time as required by law or otherwise deemed appropriate.

BofA Securities and Wachtell, Lipton, Rosen & Katz are acting as financial and legal advisor, respectively, in support of the strategic review.

About NI

At NI, we bring together people, ideas and technology so forward thinkers and creative problem solvers can take on humanity’s biggest challenges. From data and automation to research and validation, we provide the tailored, software-connected systems engineers and enterprises need to Engineer Ambitiously™ every day.

Forward-Looking Statements

This release contains “forward-looking statements,” including statements regarding our beliefs regarding our future performance. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes or fluctuations in the global economy, foreign exchange fluctuations, component shortages, delays in the release of new products, fluctuations in demand for the Company’s products including orders from the Company’s largest customer, the Company’s ability to effectively manage its operating expenses, manufacturing inefficiencies and the level of capacity utilization, the impact of any recent or future acquisitions by the Company, expense overruns and adverse effect of price changes and effective tax rates, and the outcome of any strategic options review process. Actual results may differ materially from the expected results.

The Company directs readers to its Form 10-K for the year ended December 31, 2021; its Form 10-Q for the quarter ended September 30, 2022; and the other documents it files with the SEC for other risks associated with the Company’s future performance. The forward-looking statements included herein speak only as of the date hereof, and the Company undertakes no responsibility to update such forward-looking statements in the future.

Investor Relations
Marissa Vidaurri
Head of Investor Relations, NI
512-773-0856
Email: Marissa.vidaurri@NI.com

Media
John Christiansen / Pete Siwinski / Danya Al-Qattan
FGS Global
NI@fgsglobal.com